Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS THIRD QUARTER EARNINGS PER COMMON SHARE OF $2.85 AND INCREASES THE QUARTERLY DIVIDEND TO $0.50 PER COMMON SHARE

NEW YORK, October 16, 2012 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $8.35 billion and net earnings of $1.51 billion for the third quarter ended September 30, 2012. Diluted earnings per common share were $2.85 compared with a diluted loss per common share of $0.84 for the third quarter of 2011 and diluted earnings per common share of $1.78 for the second quarter of 2012. Annualized return on average common shareholders’ equity (ROE) (1) was 8.6% for the third quarter of 2012 and 8.8% for the first nine months of 2012.

Highlights

•	Goldman Sachs continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions for the year-to-date. (2)

•	The firm ranked first in worldwide equity and equity-related offerings and common stock offerings for the year-to-date. (2)

•	Book value per common share and tangible book value per common share (3) both increased approximately 3% during the quarter to $140.58 and $129.69, respectively.

•

The firm continues to manage its liquidity and capital conservatively. The firm’s global core excess liquidity (4) was $170 billion (5) as of September 30, 2012. In addition, the firm’s Tier 1 capital ratio under Basel 1 (6) was 15.0% (5) and the firm’s Tier 1 common ratio under Basel 1 (7) was 13.1% (5) as of September 30, 2012.

“This quarter’s performance was generally solid in the context of a still challenging economic environment,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “We continue to be disciplined in managing our operations and capital, while effectively serving our clients’ needs. The focus on these priorities will serve our shareholders and the firm well over the longer term.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.16 billion, 49% higher than the third quarter of 2011 and 3% lower than the second quarter of 2012. Net revenues in Financial Advisory were $509 million, slightly lower compared with the third quarter of 2011. Net revenues in the firm’s Underwriting business were $655 million, more than double the amount in the third quarter of 2011, which had particularly low volumes. This increase primarily reflected significantly higher net revenues in debt underwriting, principally due to higher net revenues from leveraged finance activity. Net revenues in equity underwriting were higher compared with the third quarter of 2011, primarily reflecting an increase in client activity. The firm’s investment banking transaction backlog declined slightly compared with the end of the second quarter of 2012. (8)

Institutional Client Services

Net revenues in Institutional Client Services were $4.18 billion, 3% higher than the third quarter of 2011 and 8% higher than the second quarter of 2012.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $2.22 billion, 28% higher than the third quarter of 2011. This increase reflected significantly higher net revenues in mortgages and higher net revenues in credit products, currencies and interest rate products, partially offset by significantly lower net revenues in commodities. During the third quarter of 2012, Fixed Income, Currency and Commodities Client Execution operated in an environment generally characterized by tighter credit spreads, as certain central banks took steps to ease monetary policy; however, broad market concerns persisted and levels of activity generally remained low.

Net revenues in Equities were $1.96 billion, 16% lower than the third quarter of 2011, primarily due to significantly lower commissions and fees, reflecting lower market volumes, and lower net revenues in equities client execution. In addition, net revenues in securities services were slightly lower compared with the third quarter of 2011, primarily reflecting the impact of lower average customer balances. During the quarter, Equities operated in an environment generally characterized by an increase in global equity prices and lower volatility levels.

The net loss attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $370 million ($225 million and $145 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the third quarter of 2012, compared with a net gain of $450 million ($308 million and $142 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the third quarter of 2011.

Investing & Lending

Net revenues in Investing & Lending were $1.80 billion for the third quarter of 2012. Investing & Lending net revenues were positively impacted by tighter credit spreads and an increase in global equity prices. Results for the third quarter of 2012 included a gain of $99 million from the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC), net gains of $824 million from other investments in equities, primarily in private equities, net gains and net interest income of $558 million from debt securities and loans, and other net revenues of $323 million, principally related to the firm’s consolidated investment entities.

Investment Management

Net revenues in Investment Management were $1.20 billion, 2% lower than the third quarter of 2011 and 10% lower than the second quarter of 2012. The decrease in net revenues compared with the third quarter of 2011 reflected lower transaction revenues and slightly lower management and other fees, partially offset by higher incentive fees. During the quarter, assets under management increased $20 billion to $856 billion, reflecting net market appreciation.

Expenses

Operating expenses were $6.05 billion, 40% higher than the third quarter of 2011 and 16% higher than the second quarter of 2012.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) for the third quarter of 2012 was $3.68 billion, which was higher than the third quarter of 2011, due to higher net revenues. The ratio of compensation and benefits to net revenues for the first nine months of 2012 was 44.0%, consistent with the first nine months of 2011.

Non-Compensation Expenses

Non-compensation expenses were $2.38 billion, 13% lower than the third quarter of 2011 and 4% higher than the second quarter of 2012. The decrease compared with the third quarter of 2011 primarily reflected lower brokerage, clearing, exchange and distribution fees which principally reflected lower transaction volumes in Equities, lower expenses related to the U.K. bank levy (approximately $100 million related to the enactment of the U.K. bank levy was included in other expenses in the third quarter of 2011) and the impact of expense reduction initiatives. The third quarter of 2012 included net provisions for litigation and regulatory proceedings of $62 million.

Provision for Taxes

The effective income tax rate for the first nine months of 2012 was 33.5%, up slightly from 33.2% for the first half of 2012.

Capital

As of September 30, 2012, total capital was $241.57 billion, consisting of $73.69 billion in total shareholders’ equity (common shareholders’ equity of $68.34 billion and preferred stock of $5.35 billion) and $167.88 billion in unsecured long-term borrowings. Book value per common share was $140.58 and tangible book value per common share (3) was $129.69, both approximately 3% higher compared with the end of the second quarter of 2012. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 486.1 million at period end.

On September 4, 2012, The Goldman Sachs Group, Inc. (Group Inc.) issued 5,000.1 shares of Perpetual Non-Cumulative Preferred Stock, Series F (Series F Preferred Stock), for aggregate proceeds of $500 million.

During the quarter, the firm repurchased 11.8 million shares of its common stock at an average cost per share of $106.17, for a total cost of $1.25 billion. The remaining share authorization under the firm’s existing repurchase program is 34.2 million shares. (9)

Under the regulatory capital guidelines currently applicable to bank holding companies (Basel 1), the firm’s Tier 1 capital ratio (6) was 15.0% (5) and the firm’s Tier 1 common ratio (7) was 13.1% (5) as of September 30, 2012, both unchanged compared with June 30, 2012.

Other Balance Sheet and Liquidity Metrics

•

The firm’s global core excess liquidity (4) was $170 billion (5) as of September 30, 2012 and averaged $175 billion (5) for the third quarter of 2012, compared with an average of $174 billion for the second quarter of 2012.

•	Total assets were $949 billion (5) as of September 30, 2012, unchanged compared with June 30, 2012.

•	Level 3 assets were $48 billion (5) as of September 30, 2012, compared with $47 billion as of June 30, 2012 and represented 5.0% of total assets.

Dividends

The Board of Directors of Group Inc. increased the firm’s quarterly dividend to $0.50 per common share from $0.46 per common share. The dividend will be paid on December 28, 2012 to common shareholders of record on November 30, 2012. The firm declared dividends of $247.40, $387.50, $263.89 and $263.89 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on November 13, 2012 to preferred shareholders of record on October 29, 2012. In addition, the firm declared a dividend of $1,000.00 per share of Series E Preferred Stock and $1,000.00 per share of Series F Preferred Stock to be paid on December 3, 2012 to preferred shareholders of record on November 18, 2012.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (U.S. domestic) or 1-404-537-3406 (international) passcode number 89062398, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	September 30, 2012	June 30, 2012	September 30, 2011	June 30, 2012	September 30, 2011
Investment Banking
Financial Advisory	$509	$469	$523	9%	(3)%

Equity underwriting	189	239	90	(21)	110
Debt underwriting	466	495	168	(6)	177

Total Underwriting	655	734	258	(11)	154

Total Investment Banking	1,164	1,203	781	(3)	49

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	2,224	2,194	1,731	1	28

Equities client execution	847	510	903	66	(6)
Commissions and fees	721	776	1,019	(7)	(29)
Securities services	392	409	409	(4)	(4)

Total Equities	1,960	1,695	2,331	16	(16)

Total Institutional Client Services	4,184	3,889	4,062	8	3

Investing & Lending
ICBC	99	(194)	(1,045)	N.M.	N.M.
Equity securities (excluding ICBC)	824	(112)	(1,004)	N.M.	N.M.
Debt securities and loans	558	222	(907)	151	N.M.
Other	323	287	477	13	(32)

Total Investing & Lending	1,804	203	(2,479)	N.M.	N.M.

Investment Management
Management and other fees	1,016	1,019	1,044	—	(3)
Incentive fees	82	217	45	(62)	82
Transaction revenues	101	96	134	5	(25)

Total Investment Management	1,199	1,332	1,223	(10)	(2)

Total net revenues	$8,351	$6,627	$3,587	26	133

	Nine Months Ended		% Change From
	September 30, 2012	September 30, 2011	September 30, 2011
Investment Banking
Financial Advisory	$1,467	$1,517	(3)%

Equity underwriting	683	894	(24)
Debt underwriting	1,371	1,087	26

Total Underwriting	2,054	1,981	4

Total Investment Banking	3,521	3,498	1

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	7,876	7,655	3

Equities client execution	2,407	2,505	(4)
Commissions and fees	2,331	2,851	(18)
Securities services	1,168	1,213	(4)

Total Equities	5,906	6,569	(10)

Total Institutional Client Services	13,782	14,224	(3)

Investing & Lending
ICBC	74	(905)	N.M.
Equity securities (excluding ICBC)	1,603	736	118
Debt securities and loans	1,365	317	N.M.
Other	876	1,122	(22)

Total Investing & Lending	3,918	1,270	N.M.

Investment Management
Management and other fees	3,038	3,172	(4)
Incentive fees	357	182	96
Transaction revenues	311	416	(25)

Total Investment Management	3,706	3,770	(2)

Total net revenues	$24,927	$22,762	10

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	September 30, 2012	June 30, 2012	September 30, 2011	June 30, 2012	September 30, 2011
Revenues
Investment banking	$1,168	$1,206	$781	(3)%	50%
Investment management	1,147	1,266	1,133	(9)	1
Commissions and fees	748	799	1,056	(6)	(29)
Market making	2,650	2,097	1,800	26	47
Other principal transactions	1,802	169	(2,539)	N.M.	N.M.

Total non-interest revenues	7,515	5,537	2,231	36	N.M.

Interest income	2,629	3,055	3,354	(14)	(22)
Interest expense	1,793	1,965	1,998	(9)	(10)

Net interest income	836	1,090	1,356	(23)	(38)

Net revenues, including net interest income	8,351	6,627	3,587	26	133

Operating expenses
Compensation and benefits	3,675	2,915	1,578	26	133

Brokerage, clearing, exchange and distribution fees	547	544	668	1	(18)
Market development	123	129	140	(5)	(12)
Communications and technology	190	202	209	(6)	(9)
Depreciation and amortization	396	409	389	(3)	2
Occupancy	217	214	262	1	(17)
Professional fees	205	213	253	(4)	(19)
Insurance reserves	153	121	197	26	(22)
Other expenses	547	465	621	18	(12)

Total non-compensation expenses	2,378	2,297	2,739	4	(13)

Total operating expenses	6,053	5,212	4,317	16	40

Pre-tax earnings / (loss)	2,298	1,415	(730)	62	N.M.
Provision / (benefit) for taxes	786	453	(337)	74	N.M.

Net earnings / (loss)	1,512	962	(393)	57	N.M.

Preferred stock dividends	54	35	35	54	54

Net earnings / (loss) applicable to common shareholders	$1,458	$927	$(428)	57	N.M.

Earnings / (loss) per common share (10)
Basic	$2.95	$1.83	$(0.84)	61%	N.M.	%
Diluted	2.85	1.78	(0.84)	60	N.M.

Average common shares outstanding
Basic	491.2	501.5	518.2	(2)	(5)
Diluted	510.9	520.3	518.2	(2)	(1)

Selected Data
Total staff at period-end (11)	32,600	32,300	34,200	1	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Nine Months Ended		% Change From
	September 30, 2012	September 30, 2011	September 30, 2011
Revenues
Investment banking	$3,534	$3,498	1%
Investment management	3,518	3,495	1
Commissions and fees	2,407	2,969	(19)
Market making	8,652	7,998	8
Other principal transactions	3,909	675	N.M.

Total non-interest revenues	22,020	18,635	18

Interest income	8,517	10,142	(16)
Interest expense	5,610	6,015	(7)

Net interest income	2,907	4,127	(30)

Net revenues, including net interest income	24,927	22,762	10

Operating expenses
Compensation and benefits	10,968	10,015	10

Brokerage, clearing, exchange and distribution fees	1,658	1,903	(13)
Market development	369	502	(26)
Communications and technology	588	617	(5)
Depreciation and amortization	1,238	1,351	(8)
Occupancy	643	781	(18)
Professional fees	652	749	(13)
Insurance reserves	431	402	7
Other expenses	1,486	1,520	(2)

Total non-compensation expenses	7,065	7,825	(10)

Total operating expenses	18,033	17,840	1

Pre-tax earnings	6,894	4,922	40
Provision for taxes	2,311	1,493	55

Net earnings	4,583	3,429	34

Preferred stock dividends	124	1,897	(93)

Net earnings applicable to common shareholders	$4,459	$1,532	191

Earnings per common share
Basic (10)	$8.85	$2.84	N.M.	%
Diluted	8.57	2.70	N.M.

Average common shares outstanding
Basic	501.1	530.1	(5)
Diluted	520.1	566.6	(8)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (12) $ in millions

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Risk Categories
Interest rates	$73	$83	$90
Equity prices	21	23	24
Currency rates	12	16	15
Commodity prices	22	20	25
Diversification effect (12)	(47)	(50)	(52)

Total	$81	$92	$102

Assets Under Management (13) $ in billions

	As of			% Change From
	September 30, 2012	June 30, 2012	September 30, 2011	June 30, 2012	September 30, 2011
Asset Class
Alternative investments	$136	$137	$144	(1)%	(6)%
Equity	135	127	123	6	10
Fixed income	378	363	347	4	9

Total non-money market assets	649	627	614	4	6

Money markets	207	209	207	(1)	—

Total assets under management	$856	$836	$821	2	4

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011

Balance, beginning of period	$836	$824	$844

Net inflows / (outflows)
Alternative investments	(3)	(1)	—
Equity	(1)	(2)	—
Fixed income	5	12	(5)

Total non-money market net inflows / (outflows)	1	9	(5)

Money markets	(2)	7	11

Total net inflows / (outflows) (14)	(1)	16	6

Net market appreciation / (depreciation)	21	(4)	(29)

Balance, end of period	$856	$836	$821

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, in millions	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012

Total shareholders’ equity	$73,043	$71,750
Preferred stock	(4,975)	(3,850)

Common shareholders’ equity	$68,068	$67,900

(2)	Thomson Reuters — January 1, 2012 through September 30, 2012.

(3)

Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, in millions	September 30, 2012

Total shareholders’ equity	$73,687
Preferred stock	(5,350)

Common shareholders’ equity	68,337
Goodwill and identifiable intangible assets	(5,296)

Tangible common shareholders’ equity	$63,041

(4)

The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2012.

(5)	Represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2012.

(6)

The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under the Board of Governors of the Federal Reserve System’s general risk-based capital requirements (Basel 1) were approximately $435 billion as of September 30, 2012. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2012.

(7)

The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of September 30, 2012, Tier 1 common capital was $57.13 billion, consisting of Tier 1 capital of $65.23 billion less preferred stock of $5.35 billion and junior subordinated debt issued to trusts of $2.75 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy. The Tier 1 common ratio is a non‑GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2012.

(8)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(9)

The remaining share authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in “Note 19. Shareholders’ Equity” in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, share repurchases require approval by the Board of Governors of the Federal Reserve System.

(10)

Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.02 for both the three months ended September 30, 2012 and June 30, 2012, and $0.05 for both the nine months ended September 30, 2012 and September 30, 2011. In addition, the impact of applying this methodology for the three months ended September 30, 2011 was a loss per common share (basic and diluted) of $0.01.

(11)	Includes employees, consultants and temporary staff.

(12)

VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. Diversification effect equals the difference between total VaR and the sum of the VaRs for the four risk categories. For a further discussion of VaR and the diversification effect, see “Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2012.

(13)	Assets under management include client assets where the firm earns a fee for managing assets on a discretionary basis.

(14)

Three months ended June 30, 2012 includes $17 billion of fixed income asset inflows in connection with the firm’s acquisition of Dwight Asset Management Company LLC. Three months ended September 30, 2011 includes $6 billion of asset inflows across all asset classes in connection with the firm’s acquisitions of Goldman Sachs Australia Pty Ltd and Benchmark Asset Management Company Private Limited.